Exhibit 99.1
Hilary Schneider Named to LogMeIn’s Board of Directors
WOBURN, Mass., March 4, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of SaaS-based remote connectivity solutions, has named Hilary Schneider to the company’s board of directors. The Internet industry veteran joins LogMeIn as the company looks to build on its growth in the remote access, support and collaboration markets.
As the Executive Vice President of Yahoo! Americas, Schneider brings significant large-scale Web business experience to LogMeIn’s board of directors. Schneider joined Yahoo! in 2006, where she led the company’s US region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to Yahoo!, she was chief executive officer of Knight Ridder Digital before moving to manage the company’s overall newspaper and online business. Schneider is currently a director for Vail Resorts, Inc.
“LogMeIn’s success has been a highlight of the Software-as-a-Service sector and a great example of how the rise in mobility creates demand for new, innovative services,” said Schneider. “I look forward to working with the LogMeIn team to help the company expand its access, support and collaboration market opportunities.”
“Hilary Schneider brings unique experience to our board and her insight will be invaluable as we look to further expand our base,” said Michael Simon, CEO of LogMeIn. “We believe she will be a valuable complement to our leadership team.”
About LogMeIn, Inc.
LogMeIn (NASDAQ:LOGM) provides SaaS-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of internet-enabled devices across the globe — computers, smartphones, iPad™ tablets, digital displays, and even in-dash computers of the Ford F-150 pick-up truck. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower over 11 million active users to connect more than 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, the Netherlands, and the UK.
LogMeIn is a registered trademark of LogMeIn in the US and other countries.
iPhone and iPad are trademarks of Apple, Inc. in the U.S. and other countries around the world.
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Media contact:
Craig VerColen
press@logmein.com
+1-617-599-2180